Exhibit 99.1
FOR IMMEDIATE RELEASE
STABILIS ENERGY ANNOUNCES SECOND QUARTER 2020 RESULTS
Company Sees U.S. Activity Recovering and Mexico Acceleration Beginning in Q3

Houston, August 5, 2020 — Stabilis Energy, Inc., (“Stabilis” or the “Company”) (OTCQX: SLNG) today reported its financial results for its second quarter ended June 30, 2020.
Sequential Quarter Results
For the second quarter (“current quarter”) Stabilis reported revenues of $5.0 million, a 64% decrease from the quarter ended March 31, 2020 (“preceding quarter”) primarily due to the impact of the COVID-19 crisis, the related shutdown of many businesses, and the resulting decrease in industrial activity. Revenues from Stabilis’ LNG segment decreased by $8.5 million (68%) in the current quarter on a 62% decrease in gallons delivered. The Company delivered 4.6 million LNG gallons to customers in the quarter. Utilization of the George West liquefier declined to 31% in the current quarter versus 74% in the preceding quarter. Power Delivery segment revenues fell by 25% to $1.0 million.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was a loss of $0.8 million in the current quarter, a $2.3 million decrease from the preceding quarter. The net loss for the current quarter increased to $3.5 million compared to a net loss of $1.1 million in the preceding quarter.
Calendar Quarter Results
Revenues in the current quarter decreased $6.1 million (55%) compared to the quarter ended June 30, 2019 (“prior year quarter”) as a result of the COVID-19 crisis, partially offset by revenues resulting from the closing of the Company’s business combination with American Electric Technologies (“AETI”) subsequent to the prior year quarter. LNG segment revenues decreased by $7.1 million (64%). Utilization of the George West liquefier was 31% in the current quarter versus 76% in the prior year quarter.
Adjusted EBITDA in the current quarter decreased by $2.5 million and the net loss for the current quarter increased by $2.4 million compared to the prior year quarter.

Impact of COVID-19
The COVID-19 pandemic had a significant impact on activity levels during the second quarter in both the LNG and Power Delivery segments. The LNG segment, which is focused on North America, experienced activity declines and project delays across most of our customer sectors, particularly with upstream oil and gas and industrial customers.
The Company's Power Delivery segment has its primary operational presence in Brazil, which currently has the second highest number of reported COVID-19 cases behind the United States. Our Brazilian activities were impacted in the second quarter by shutdowns, work restrictions and quarantines at customer sites.
BOMAY, the Company's joint venture in China, returned to profitability in the second quarter as normal operations resumed.
Outlook and Liquidity
The Company experienced a low point in LNG gallons delivered in May and volumes have increased in each subsequent month since then. Sales activity is improving in multiple sectors, including aerospace, infrastructure, and marine. We have booked several new contracts with U.S. based customers during the quarter, including a contract to provide LNG to a large aerospace customer and a contract to support a major marine bunkering project.
We have signed contracts with several new customers in Mexico, including a greenhouse operator and a provider of remote power generation services. Additionally, we have contracts with several Mexican mining customers in the final stages of negotiation.
We believe that these new customers in the U.S. and Mexico will significantly diversify our end market exposure and, thereby, reduce our reliance on the upstream oil and gas sector and provide a meaningful improvement in current utilization for our George West liquefier.
While we are encouraged by the recent activity increases, contract awards and resurgence in bidding activity in our LNG business, at this time it remains uncertain how quickly we will be able to return to pre-pandemic revenue and EBITDA levels.
In Brazil, our backlog is currently at record levels. The timing of converting the backlog to revenue is dependent on a variety of factors including the Brazilian government’s response to the pandemic and our customers' pace and timing of activity.
During the second quarter, we received a cash dividend of $1.8 million from our Chinese joint venture and ended the quarter with a cash balance of $7.1 million.

Conference Call
Management will conduct a conference call on Thursday, August 6, 2020 at 11:00 a.m. eastern time (10:00 a.m. central). Individuals in the United States and Canada who wish to participate in the conference call can access the live webcast at https://www.webcaster4.com/Webcast/Page/2256/36089 or dial +1 877-407-8133.  International callers should dial +1 201-689-8040. A replay of the call will be available until August 13, 2020. Individuals in the United States and Canada who wish to listen to the replay should dial +1 877-481-4010; passcode 36089. International callers should dial +1 919-882-2331; passcode 36089. A replay of the call also will be available on the Stabilis website (www.stabilisenergy.com).
About Stabilis
Stabilis Energy, Inc. is a vertically integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which we believe makes us one of the largest and most experienced small-scale LNG providers in North America.  Stabilis’ customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis’ customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed.  To learn more, visit www.stabilisenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "can", "believes," "anticipates," "expects," "could," "will," "plan," "may," "should," "predicts," "potential" and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect the parties' current beliefs, based on information currently available. Most of these factors are outside the parties' control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2020 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilisenergy.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.
Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
LNG product	$2,884	$8,699	$12,015	$18,953
Rental, service and other	2,119	2,396	6,826	5,117
Total revenues	5,003	11,095	18,841	24,070
Operating expenses:
Cost of LNG product	2,551	5,616	8,648	13,098
Cost of rental, service and other	1,790	1,696	4,708	3,110
Selling, general and administrative expenses	2,368	2,211	5,554	4,203
Depreciation expense	2,266	2,295	4,536	4,585
Total operating expenses	8,975	11,818	23,446	24,996
Loss from operations before equity income	(3,972)	(723)	(4,605)	(926)
Net equity income from foreign joint ventures' operations:
Income from equity investments in foreign joint ventures	1,001	—	887	—
Foreign joint ventures' operations related expenses	(53)	—	(113)	—
Net equity income from foreign joint ventures' operations	948	—	774	—
Loss from operations	(3,024)	(723)	(3,831)	(926)
Other income (expense):
Interest expense, net	(15)	(1)	(26)	(4)
Interest expense, net - related parties	(242)	(295)	(482)	(604)
Other income	(13)	(19)	25	(63)
Gain from disposal of fixed assets	—	—	11	—
Total other income (expense)	(270)	(315)	(472)	(671)
Loss before income tax expense	(3,294)	(1,038)	(4,303)	(1,597)
Income (benefit) tax expense	169	—	210	—
Net loss	(3,463)	(1,038)	(4,513)	(1,597)
Net income attributable to noncontrolling interests	—	28	—	207
Net loss attributable to Stabilis Energy, Inc.	$(3,463)	$(1,066)	$(4,513)	$(1,804)

Common Stock Data:
Net loss per common share:
Basic and diluted	$(0.21)	$(0.08)	$(0.27)	$(0.14)
Weighted average number of common shares outstanding:
Basic and diluted	16,887,194	13,178,750	16,853,438	13,178,750

EBITDA	$(771)	$1,553	$741	$3,596
Adjusted EBITDA	(771)	1,721	741	4,023

Revenues by Segment
(unaudited in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
LNG	$4,027	$11,095	$16,555	$24,070
Power Delivery	976	—	2,286	—
Total Revenue	$5,003	$11,095	$18,841	$24,070

Gallons Delivered
(unaudited in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gallons Delivered
George West	2,726	6,885	9,415	12,122
3rd Party	1,871	4,072	7,128	10,253
Total Gallons Delivered	4,597	10,957	16,543	22,375

Stabilis Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$7,056	$3,979
Accounts receivable, net	1,499	5,945
Inventories, net	187	209
Prepaid expenses and other current assets	2,114	3,583
Due from related parties	—	—
Total current assets	10,856	13,716
Property, plant and equipment, net	55,983	60,363
Right-of-use assets	841	965
Goodwill	4,453	4,453
Investments in foreign joint ventures	9,174	10,521
Other noncurrent assets	303	308
Total assets	$81,610	$90,326
Liabilities and Equity
Current liabilities:
Current portion of long-term notes payable - related parties	$2,140	$1,000
Current portion of finance lease obligation - related parties	2,394	3,440
Current portion of operating lease obligations	315	364
Short-term notes payable	307	558
Accrued liabilities	3,796	5,018
Accounts payable	2,979	4,728
Total current liabilities	12,244	15,108
Long-term notes payable, net of current portion - related parties	4,937	6,077
Finance lease obligations, net of current portion - related parties	—	648
Long-term portion of operating lease obligations	594	650
Deferred compensation	87	—
Deferred income taxes	28	—
Total liabilities	18,657	22,483
Commitments and contingencies
Equity:
Preferred Stock; $0.001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Stockholders’ equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 16,896,626 and 16,800,612 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	17	17
Additional paid-in capital	90,906	90,748
Accumulated other comprehensive loss	(826)	(291)
Accumulated deficit	(27,144)	(22,631)
Total stockholders’ equity	62,953	67,843
Total liabilities and equity	$81,610	$90,326

Non-GAAP Measures
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Loss	$(3,463)	$(1,038)	$(4,513)	$(1,597)
Depreciation	2,266	2,295	4,536	4,585
Net Interest Expense	257	296	508	608
Income Tax Expense	169	—	210	—
EBITDA	(771)	1,553	741	3,596
Special Items(1)	—	168	—	427
Adjusted EBITDA	$(771)	$1,721	$741	$4,023
(1) Special Items include the following:
        Transaction and share registration costs related to AETI, Chart, and Diverse transactions of $0.2 million and $0.4 million in the three and six months ended June 30, 2019, respectively.

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Investor Contact:
Andrew Puhala
Chief Financial Officer
832-456-6500
ir@stabilisenergy.com